NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan Dennard Rupp Gray & Lascar (DRG&L) 713-529-6600

FOR IMMEDIATE RELEASE

MITCHAM INDUSTRIES REPORTS STRONG FISCAL 2013
FIRST QUARTER RESULTS

Net income up 39%
Total revenues up 31% to $34.6 million
Equipment leasing revenues up 25%
First fiscal quarter results represent second best quarter in company history

HUNTSVILLE, TX – JUNE 5, 2012 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced record financial results for its first quarter ended April 30, 2012.

Total revenues for the first quarter increased 31% to $34.6 million from $26.5 million in the first quarter of fiscal 2012. Equipment leasing revenues increased 25% to $21.0 million in the first quarter of fiscal 2013 compared to $16.8 million in the same period last year. Seamap revenues reached a new record of $10.5 million, a 26% year-over-year increase. Net income for the first quarter of fiscal 2013 increased 39% to $8.5 million, or $0.63 per diluted share, compared to $6.1 million, or $0.58 per diluted share, in the first quarter of fiscal 2012. Earnings per share for the first quarter of fiscal 2013 reflect the effect of 2.3 million additional shares of common stock issued in the Company’s June 2011 public offering. EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of fiscal 2013 rose 32% to $19.8 million from $15.1 million in the same period last year. EBITDA amounted to 57% of total revenues in both periods. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

Bill Mitcham, the Company’s President and CEO, stated, “We are extremely pleased with this strong start to fiscal 2013. This was the second best quarter in the company’s history and represents a first quarter record in terms of total revenues, leasing revenues, net income, earnings per share and EBITDA. This performance was achieved despite the fact that certain expected Seamap deliveries were delayed until the second quarter, due to our customers’ requirements, and that our business in Colombia was negatively impacted by delays in expected projects due to heavy rains. Expected revenues from these two items exceeded $4.5 million, and we estimate they negatively impacted our net income for the first quarter of fiscal 2013 by over $2.4 million, or approximately $0.18 per diluted share.

“This quarter’s results demonstrate once again the revenue generating capacity we have created over the past few years driven by our strategic investments in new lease pool equipment, the operating leverage of increased utilization of our lease pool and a robust global seismic market.

“Our first quarter of fiscal 2013 reflects an excellent winter season in Canada, as well as a solid performance in Russia, where we enjoyed high equipment utilization during the winter season as expected. In addition, we continue to benefit from steady activity in the United States as compared to last year and ongoing strength in our marine leasing business. Activity in Latin America improved from the first quarter of fiscal 2012, despite the shortfall from our expectations. Seamap generated record results, delivering two GunLink 4000 and three BuoyLink RGPS systems along with additional equipment sales and ongoing repair and service work.

“From a seasonal standpoint, the second quarter of our fiscal year is usually the slowest due to the end of the winter seasons in Canada and Russia. Therefore, we expect a decline in leasing revenues in the second quarter from the first quarter. However, we remain very encouraged by the continued level of inquiries, bids and orders we have seen so far in fiscal 2013. We continue to see strength in many international markets, particularly Latin America. We are already seeing early indications of recurring strong winter seasons in Canada and Russia in the coming year. Marine leasing activity is expected to remain strong, driven by the demand for new seismic vessels and continued upgrade of technology in existing vessels. Seamap is expected to benefit from this continued trend and from growing demand for our GunLink 4000 and BuoyLink RGPS systems as marine contractors seek to improve and expand their capabilities with our industry-leading technology.”

FIRST QUARTER FISCAL 2013 RESULTS

Total revenues for the first quarter of fiscal 2013 were $34.6 million compared to $26.5 million a year ago, driven by strong equipment leasing revenues and record revenues at Seamap. A significant portion of the Company’s revenues are typically generated from sources outside the United States, and during the first quarter of fiscal 2013, the percentage of revenues from international customers was approximately 82% compared to 81% in the first quarter of fiscal 2012.

Equipment leasing revenues, excluding equipment sales, were $21.0 million compared to $16.8 million in the same period a year ago, led by strength in Canada and strong activity in marine leasing. Although the first quarter of fiscal 2013 was negatively impacted by extended periods of heavy rain in Latin America that postponed certain jobs and resulted in delayed revenues of approximately $2.0 million, Latin American leasing revenues in the first quarter were slightly ahead of the same period last year.

Lease pool equipment sales were $2.3 million compared to $335,000 in the first quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $747,000 compared to $1.0 million in the same period a year ago.

Seamap equipment sales for the first quarter of fiscal 2013 were a record $10.5 million compared to $8.3 million in the same period a year ago. This year’s quarter included the sale of two GunLink 4000 systems and three BuoyLink RGPS systems along with substantial sales of other equipment, replacement parts, and ongoing support and repair services. Additional deliveries amounting to more than $2.5 million had been expected during the quarter. However, these deliveries were delayed due to the customers’ requirements.

Lease pool depreciation in the first quarter of fiscal 2013 was $8.4 million compared to $6.1 million in the same period a year ago, representing a 38% increase. This increase resulted from additions made to the Company’s lease pool during fiscal year 2012, which totaled approximately $68 million.

Gross profit in the first quarter of fiscal 2013 increased 21% to $16.9 million from $13.9 million a year ago due to higher revenues. Gross profit margin for the first quarter of fiscal 2013 was 49% compared to 53% in the same period a year ago primarily due to higher depreciation expense.

General and administrative expenses for the first quarter of fiscal 2013 were $5.3 million compared to $4.6 million in the same period a year ago. Operating income rose 30% to $11.7 million from $9.0 million in the same period a year ago.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, June 6, 2012 at 9:00 a.m., Eastern Time, to discuss its first quarter of fiscal 2013 results. To access the call, please dial (888) 450-9962 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through June 13, 2012 and may be accessed by calling (866) 949-7821. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email dmw@drg-l.com.

* * *

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended April 30, 2012 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	April 30, 2012	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$17,432	$15,28715,287
Restricted cash	98	98
Accounts receivable, net	32,003	35,788
Current portion of contracts receivable	2,475	2,273
Inventories, net	6,540	6,708
Deferred tax asset	2,536	2,594
Prepaid expenses and other current assets	3,193	2,530
Total current assets	64,277	65,278
Seismic equipment lease pool and property and equipment, net	127,059	120,377
Intangible assets, net	4,621	4,696
Goodwill	4,320	4,320
Prepaid foreign income tax	3,755	3,519
Deferred tax asset	724	—
Other assets	468	39

Total assets	$205,224	$198,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,049	$13,037
Current maturities – long-term debt	179	1,399
Income taxes payable	2,536	2,419
Deferred revenue	522	543
Accrued expenses and other current liabilities	4,848	6,583

Total current liabilities	14,134	23,981
Non-current income taxes payable	5,435	5,435
Deferred tax liability	-	595
Long-term debt, net of current maturities	19,359	12,784
Total liabilities	38,928	42,795
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 13,606 and 13,556 shares issued at April 30, 2012 and January 31, 2012, respectively	136	136
Additional paid-in capital	114,294	113,654
Treasury stock, at cost (925 shares at April 30, 2012 and January 31, 2012)	(4,857)	(4,857)
Retained earnings	47,753	39,297
Accumulated other comprehensive income	8,970	7,204

Total shareholders’ equity	166,296	155,434

Total liabilities and shareholders’ equity	$205,224	$198,229

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months
	Ended April 30,
	2012	2011
Revenues:
Equipment leasing	$21,008	$16,775
Lease pool equipment sales	2,332	335
Seamap equipment sales	10,544	8,349
Other equipment sales	747	1,043

Total revenues	34,631	26,502

Cost of sales:
Direct costs — equipment leasing	2,705	2,157
Direct costs — lease pool depreciation	8,394	6,090
Cost of lease pool equipment sales	1,404	97
Cost of Seamap and other equipment sales	5,242	4,233
Total cost of sales	17,745	12,577

Gross profit	16,886	13,925
Operating expenses:
General and administrative	5,319	4,648
Recovery of doubtful accounts	(428)	-
Depreciation and amortization	329	305

Total operating expenses	5,220	4,953

Operating income	11,666	8,972
Other income (expenses):
Interest, net	(5)	(175)
Other, net	(598)	(336)

Total other income (expenses)	(603)	(511)
Income before income taxes	11,063	8,461
Provision for income taxes	(2,607)	(2,368)

Net income	$8,456	$6,093

Net income per common share:
Basic	$0.67	$0.61

Diluted	$0.63	$0.58

Shares used in computing net income per common share:
Basic	12,626	9,923
Diluted	13,326	10,470

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months
	Ended April 30,
	2012	2011
Cash flows from operating activities:
Net income	$8,456	$6,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,757	6,429
Stock-based compensation	194	216
Provision for inventory obsolescence	60	31
Gross profit from sale of lease pool equipment	(928)	(238)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(350)	—
Deferred tax provision	(1,257)	1,195
Changes in non-current income taxes payable	—	170
Changes in working capital items, net of effects from business combination:
Accounts receivable	4,357	(4,570)
Contracts receivable	(632)	888
Inventories	165	(329)
Prepaid expenses and other current assets	(422)	(193)
Income taxes receivable and payable	532	(334)
Prepaid foreign income tax	(236)	—
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(832)	1,231

Net cash provided by operating activities	17,864	10,589

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(23,812)	(8,132)
Purchases of property and equipment	(146)	(54)
Sale of used lease pool equipment	2,332	335
Payment for earn-out provision	—	(155)
Net cash used in investing activities	(21,626)	(8,006)

Cash flows from financing activities:
Net proceeds (payments) on line of credit	6,650	(1,900)
Payments on borrowings	(1,465)	(1,327)
Net proceeds from (purchases of) short-term investments	—	(101)
Proceeds from issuance of common stock upon exercise of options	96	343
Excess tax benefit from exercise of non-qualified stock options and restricted shares	350	—
Net cash provided by (used in) financing activities	5,631	(2,985)
Effect of changes in foreign exchange rates on cash and cash equivalents	276	396

Net change in cash and cash equivalents	2,145	(6)
Cash and cash equivalents, beginning of period	15,287	14,647

Cash and cash equivalents, end of period	$17,432	$14,641

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months
	Ended April 30,
	2012	2011
	(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net income	$8,456	$6,093
Interest expense, net	5	175
Depreciation and amortization	8,757	6,429
Provision for income taxes	2,607	2,368
EBITDA (1)	19,825	15,065
Stock-based compensation	194	216

Adjusted EBITDA (1)	$20,019	$15,281

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$17,864	$10,589
Stock-based compensation	(194)	(216)
Changes in trade accounts and contracts receivable	(3,725)	3,682
Interest paid	167	306
Taxes paid , net of refunds	3,821	1,313
Gross profit from sale of lease pool equipment	928	238
Changes in inventory	(165)	329
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	832	(1,231)
Other	297	55

EBITDA (1)	$19,825	$15,065

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended
	April 30,
	2012	2011
		(in thousands)
Revenues:
Equipment Leasing	$24,087	$18,153
Seamap	10,841	8,450
Inter-segment sales	(297)	(101)

Total revenues	34,631	26,502

Cost of sales:
Equipment Leasing	13,228	9,121
Seamap	4,892	3,619
Inter-segment costs	(375)	(163)

Total cost of sales	17,745	12,577

Gross profit	16,886	13,925
Operating expenses:
General and administrative	5,319	4,648
Recovery of doubtful accounts	(428)	—
Depreciation and amortization	329	305

Total operating expenses	5,220	4,953

Operating income	$11,666	$8,972

Equipment Leasing Segment:

Revenue:
Equipment leasing	$21,008	$16,775
Lease pool equipment sales	2,332	335
New seismic equipment sales	268	275
SAP equipment sales	479	768

	24,087	18,153
Cost of sales:
Direct costs-equipment leasing	2,870	2,157
Lease pool depreciation	8,434	6,155
Cost of lease pool equipment sales	1,404	97
Cost of new seismic equipment sales	140	136
Cost of SAP equipment sales	380	576

	13,228	9,121

Gross profit	$10,859	$9,032

Gross profit %	45%	50%

Seamap Segment:

Equipment sales	$10,841	$8,450
Cost of equipment sales	4,892	3,619

Gross profit	$5,949	$4,831

Gross profit %	55%	57%

###